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                                  Exhibit 4.2

                        Southern Bank of Central Florida

                   1989 Employee Incentive Stock Option Plan





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                        SOUTHERN BANK OF CENTRAL FLORIDA

                   1989 EMPLOYEE INCENTIVE STOCK OPTION PLAN

         1.      PURPOSES OF PLAN.   The Purposes of this 1989 Employee
Incentive Stock Option Plan ("Plan") are to provide certain employees of SOUTHERN BANK OF CENTRAL FLORIDA ("Bank") with an opportunity for investment in the Bank's Common Stock ("Common Stock"), to provide an additional inducement for such employees to remain with the Bank, and to encourage them to increase their efforts to make the Bank more successful. It is intended that options issued under this Plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1954, as amended ("Code"), and the terms of this Plan shall be interpreted in accordance with this intention. This Plan is formulated under the provisions of Chapter 658.35, Florida Statutes, as amended.

         2.      EFFECTIVE DATE AND TERMINATION OF PLAN.   This Plan was
adopted by the Board of Directors of the Bank on March 15, 1989, and is effective on such date subject to approval of the shareholders of the Bank given before March 15, 1989. The Board of Directors may terminate this Plan at any time, although termination of the Plan will in no way affect the rights and obligations theretofore granted and in effect. If not sooner terminated by the Board of Directors or by the granting and full exercise of all stock options authorized to be granted pursuant to this Plan, the Plan will terminate on March 14, 1999 and no option shall granted after such date.

         3.      ADMINISTRATION OF PLAN.   The Plan shall be administered by
the Compensation Committee of the Bank, which shall be composed of not less then three (3) directors of the Bank ("Committee") appointed by the Board of Directors. Members of the
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Committee shall serve at the pleasure of the Board of Directors.  Vacancies occurring in the membership of the Committee shall be filled by appointment by the Board of Directors. The Committee shall meet from time to time and shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum thereof and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee. Members of the Committee shall not be eligible to be selected for the grant of an option under this Plan during such membership.

         4.      ELIGIBILITY.   Subject to the provisions of the Plan, the
Committee shall determine and designate from time to time those key officers and employees of the Bank, including Directors who are officers or employees of the Bank, to whom options are to be granted and the number of authorized but unissued shares of Common Stock subject to each option. In determining the number of shares, the Committee shall consider the position and responsibilities of the employee being considered, the nature and value to the Bank of his or her services and accomplishments, his or her present and potential contribution to the success of the Bank, and such other factors as the Committee may deem relevanct. The grant of each option shall be confirmed by a Stock Option Agreement (in the form prescribed by the Committee) which shall be executed by the Bank and the recipient as promptly as practicable after such grant. In no event shall an option be granted to an individual who, at the time such option is granted, owns shares possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Bank or of any parent or subsidiary corporation thereof unless such individual has previously been





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approved by Federal and/or State regulatory authorities as the case may be.

         5.      NUMBER OF SHARES SUBJECT TO OPTIONS.   The total amount of
authorized but unissued shares of Common Stock on which options may be granted under this Plan shall not exceed Twenty-six thousand (26,000) shares. If an option is terminated, in whole or in part, for any reason other than the exercise thereof, the shares allocated to the option or the portion thereof so terminated may be reallocated to another option to be granted under the Plan. The number of shares provided in this Section shall be subject to adjustment as provided in Section 16 hereof

         6. OPTION PRICE. The option price per share of Common Stock shall be determined in each case by the Board of Directors but shall not be less than one hundred (100%) percent of the fair market value of a share of Common Stock on the date the option is granted, the book value thereof or $11.65 per share, whichever is greater. The option price provided in this Section shall be subject to adjustment as provided in Section 16 hereof.

         7.      GRANTING OF OPTIONS.   The Board of Directors, at any time and
periodically from time to time, may authorize, in accordance with the recommendations of the Committee, the granting of options to employees of the Bank under the terms of the Plan and subject to the restrictions cited in this Section. The granting of options is subject to the following terms:

         A. The aggregate fair market value or book value of the stock (on the date of grant of the option) for which any employee may be granted options under this Plan or any other incentive stock option plan of the Bank or any parent





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                 or subsidiary corporation thereof in any calendar year
                 (January 1 through December 31) shall not exceed $100,000 plus any unused limit carryover as cited in subsections 7.B, 7.C and 7.D immediately below.

         B. If the aggregate fair market value or book value of the stock for which an employee was granted incentive stock options in any calendar year is less than $100,000, one-half (1/2) of such difference shall be unused limit carryover to each of the three (3) succeeding calendar years.

         C. The amount of the unused limit carryover from any calendar year which may be taken into account in any succeeding calendar year shall be the amount of such carryover reduced by the amount of such carryover which was used in prior calendar years.

         D. The amount of any incentive stock options granted during any calendar year shall be treated as first using up the $100,000 limitation for such year and then shall be treated as using up unused limit carryovers to such year in the order of the calendar years in which such carryovers arose.

         E. The date on which the option shall be granted shall be the date of the Board of Directors' authorization of such grant.

         F. All options under the Plan must be granted within ten (10) years from the date the Plan is adopted, or the date the Plan is approved by the shareholders, whichever is earlier.

         8.      SUCCESSIVE OPTIONS.   In no event shall an option (for
purposes of this Section 8 referred to as a "New Option") granted under the Plan to any individual be





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exercised while there is outstanding (as defined in Sect. 422A(c)(7) of the
Code) any incentive stock option granted, before the grant of the New Option, to such individual to purchase Common Stock of the Bank or of a corporation which (at the time of granting of such incentive stock option) was a parent or subsidiary of the Bank, or a predecessor corporation of any of such corporations.

         9.      PERIOD OF OPTION AND WHEN EXERCISABLE.   No option may be
granted which is exercisable after the expiration of ten (10) years from the date the option was granted. The following subsections pertain to the exercising of options under the Plan (i) by employees, (ii) by retired employees and (iii) in case of death:

         A. An employee is not eligible to exercise all or any part of an option granted under the Plan until one (1) year of continued employment following the date the option is granted. As an additional requirement, an employee may exercise a maximum of twenty (20%) percent of an option during the period ending on the first anniversary date of the grant of such option, a maximum of twenty (20%) percent of an option during the period ending on the second anniversary date of the grant of such option, a maximum of twenty (20%) percent of an option during the period ending on the third anniversary date of the grant of such option, a maximum of twenty (20%) percent of an option during the period ending on the fourth anniversary date of the grant of such option, and the entire option or balance thereof during the period ending on the fifth anniversary date of the grant of such option. If the employee fails to purchase all of such shares for which options may be exercised in any one





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                 year he or she shall have the right to purchase the balance in any later year of the option term. Notwithstanding the foregoing, no option may be exercised after the expiration of ten (10) years from the date such option was granted.

         B. No person may exercise an option after he or she ceases to be an employee of the Bank unless he or she ceases to be an employee of the Bank as a result of retirement (early, normal or disability) and the Committee approves such exercise. In the instance of early or normal retirement, the option may be exercised within the three (3) month period immediately following the employee's date of retirement and in the case of disability retirement (which disability must be acknowledged as such by the Committee) the option may be exercised by the employee within a period of twelve (12) months after the date of retirement. A person entitled to exercise an option pursuant to this subsection B may exercise up to one hundred (100%) percent of any option within either the three (3) or twelve (12) month period immediately following his or her date of retirement without regard to either of the waiting periods specified in subsection A hereof. Notwithstanding the above, all options may only be exercised in accordance with Section 8 and Section 17 hereof and no options may be exercised after the expiration of their fixed term.

         C. If an employee or former employee who was granted an option dies, and at the time of death was entitled to exercise an option granted under this Plan, the option may be exercised within twelve (12) months after the death of the





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                 employee or former employee (but no later than the end of the fixed term of the option) by his or her estate, or by a person who acquired the right to exercise the option by bequest or inheritance ("Successors"). The option may be exercised only for the number of shares for which it could have been exercised at the time the employee or former employee died and is subject to all the terms and conditions set forth in this Plan (including the two waiting periods set forth in subsection 9.A hereof).

         D. All rights to any option shall cease if an employee is terminated by the Bank for cause. For purposes of this Plan only, cause is defined as conviction of a felony, conviction of any crime involving moral turpitude or unethical business practices, conduct involving an intentional violation or repeated violation of the bank's rules and procedures, conduct involving an intentional violation or repeated violations of any statute, rule or regulation governing the operation of the bank, conduct which brings or is likely to bring discredit to the bank, or the misuse of any confidential information which comes to the employee's attention by virtue of his or her position as an employee.

         10. EXERCISE OF OPTION AND PAYMENT IN FULL. Each option granted under the plan shall be deemed exercised when the holder (1) indicates the decision to do so in a written note (in the from prescribed by the Committee) sent to the Bank, and (ii) at the same time tenders to the Bank payment in full for the shares for which the option is exercised. Such exercise shall also be subject to all provisions of this Plan and shall comply with such other reasonable requirements as the Committee may establish. The





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option price may be paid in full (i) in cash, or (ii) in cash plus application of a portion of or all of the amount held by the Bank for the employee's account pursuant to section 14 hereof, or (iii) by application of a portion of or all of the amount held by the Bank for the employee's account pursuant to
Section 14 hereof. An option granted under this Plan may be exercised for any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an option shall not affect the right to exercise the option from time to time in accordance with the terms of this Plan for the remaining shares subject to the option. As soon as practicable after receipt by the Bank of such notice, and of payment in full of the option price of all shares with respect to which an option has been exercised, a certificate or certificates representing such shares will be issued (subject to the provisions of Section 15 hereof) in the name or names provided in such notice and shall be delivered to the employees or his or her successors at the main office of the Bank.

         11.     NONTRANSFERABILITY OF OPTION.   Each option granted under the
Plan shall, by its terms, be nontransferable by the recipient except by Will or the laws of descent and distribution, and each option shall be exercisable during the recipient's lifetime only by him or her.

         12.     [deleted]

         13.     OTHER TERMS OF OPTION.   Options granted pursuant to the Plan
shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee.

         14.     PAYROLL DEDUCTIONS.   In order to facilitate the accumulation
of funds to enable him or her to exercise his or her option, each holder shall have the right





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to direct the Bank or a subsidiary thereof to withhold amounts from his or her compensation. Such direction shall be on the form prescribed by the Bank. Amounts so withheld will not bear interest and will be held by the Bank subject to the directions of the holder.

         15.     REGISTRATION OF CERTIFICATES.   Certificates representing
shares of Common Stock may be registered either in the name of the recipient of an option or in the name or names of his or her Successors. Certificates may also be registered in the names of the recipient and another person, in which case such certificates will be registered in the names of the recipient and such other person as "joint tenants with the right of survivorship and not as tenants in common." Designation of the appropriate form of registration of certificates shall be made in the written notice given to the Bank upon exercise of an option.

         16.     ADJUSTMENT UPON CHANGE OF SHARES.   In the event of a
reorganization, sale, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, change of ownership or control or other event affecting shares of the Bank, the number and class of shares for which options may thereafter be granted, the number and class of shares then subject to options previously granted, and the price per share payable upon exercise of such options, shall be equitably adjusted by the Committee to reflect the change and to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

         17.     COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY





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BODIES.  No option shall be exercisable and no shares will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Bank's shares may be listed. Any share certificate issued to evidence shares for which an option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No option shall be exercisable, and no shares will be delivered under this Plan until the Bank has obtained consents or approvals from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

         In the case of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the option and may require consents and releases of taxing authorities that it may deem advisable.

         18.     INTERPRETATION AND AMENDMENTS.   The Committee may make such
rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. In the event of any dispute or disagreement as to the interpretation of this Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising out of or related to the Plan, the decision of the Committee shall be final and binding upon all persons.

         The Board of Directors may alter, amend or terminate this Plan as it shall deem advisable except that the Board of Directors may not, without further approval of the shareholders of the Bank: (i) increase the total number of shares which may be made the





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subject of options granted under the Plan, either in the aggregate or to any individual employee (except as contemplated in Section 16 hereof); (ii) alter the manner of determining the option price set forth in Section 6 hereof; (iii) alter the class of employees eligible to receive options; (iv) withdraw the administration of the Plan from a committee of directors; (v) extend the period during which options may be granted or exercised; (vi) alter the assignability of an option; or (vii) allow the exercise of an option while there is outstanding any incentive stock option of the Bank which was granted before the granting of such option.

         Anything contained in this Section 18 to the contrary notwithstanding, in no event may the Board, without the written consent of an employee affected by the modification, amend, modify, terminate or otherwise impair any outstanding option granted pursuant to the Plan, except for those modifications provided for in Section 16 hereof.

         19.     EXCULPATION.   Each member of the Board of Directors or the
Committee, and each officer and employee of the Bank or any subsidiary thereof, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Board, or the Committee, or an officer or employee of the Bank be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if done in good faith.

         20.     NOTICES.   All notices under the Plan shall be made in
writing, and if to the






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Bank, shall be delivered personally to the Secretary of the Bank or mailed to its principal office, 2127 W. SR 434, Longwood, FL 32779, addressed to the attention of the Secretary; and if to the recipient of an option, shall be delivered personally or mailed to the recipient at the address appearing in the payroll records of the Bank. Such addresses may be changed at any time by written notice to the other party.

         21.     EMPLOYMENT STATUS.   Neither the adoption of the Plan nor its
operation, nor any option granted pursuant to the Plan, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Bank or shall in any way affect the right and power of the Bank to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Bank might have done if the Plan had not been adopted.

         22.     RIGHTS AS A SHAREHOLDER.   The recipient of an option shall
have not rights as a shareholder with respect to any shares covered by his or her option until the date of issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

         23.     CONSTRUCTION.   Wherever the context and facts require such
construction, the pronouns used in this agreement shall include the masculine, feminine, neuter, singular, and plural. The various headings used in this Plan document are for convenience only and shall not be used in interpreting the text of the paragraph or subparagraph in which they appear.





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         24.     GOVERNING LAW.   This Plan shall be construed and interpreted
in accordance with, and the validity of this Plan, and any amendments thereto, shall be judged by the laws of the State of Florida where it was prepared and adopted. Venue for any disputes hereunder of any nature of kind shall be in Seminole County, Florida.

         25.     ADOPTION AND APPROVAL OF PLAN.

         Date Plan adopted by Board of Directors:  March 15, 1989

         Date Plan approved by Regulatory Agencies:  May 16, 1989

         Date Plan approved by Shareholders:  March 15, 1989





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